Exhibit 99.1
ManorCare
News Release

For Immediate Release

Contact:
Geoffrey G. Meyers, Chief Financial Officer
419/252-5545
e-mail: gmeyers@hcr-manorcare.com

Manor Care Reports Fourth-Quarter Earnings

Board Increases Quarterly Dividend 7 Percent

TOLEDO, Ohio, January 28, 2005 — Manor Care, Inc. (NYSE:HCR) today announced fourth-quarter earnings per diluted share of 55 cents, which compares to 42 cents per share in the 2003 fourth quarter. Fourth-quarter net income increased 26 percent to $48 million, compared with $38 million in the 2003 fourth quarter. Revenues rose to $806 million, compared with $787 million a year ago, despite divesting 16 skilled nursing centers and five assisted living centers during 2004.

Our earnings in the fourth quarter benefited from a lower effective tax rate than anticipated due to the adjustment of prior years’ estimated tax liability related to the completion of tax audits through 2001. The impact increased earnings in the quarter by about 6 cents per share.

For the year, revenues were $3.2 billion, compared to $3.0 billion for the year 2003. Net income was $168 million, or $1.90 per diluted share, compared with $119 million, or $1.30 per share, a year ago.

The continued strong operating performance resulted in Manor Care’s Board of Directors increasing the quarterly cash dividend on the company’s common stock to 15 cents per share from 14 cents per share, a 7 percent increase. The dividend is payable on February 28, 2005 to shareholders of record on February 14, 2005.

Paul A. Ormond, Manor Care chairman, president and CEO, said, “We continued to sustain a level of occupancy in our skilled nursing centers near our five-year high. For the year 2004, our skilled nursing Medicare revenues increased 17 percent, driving our

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quality mix of Medicare, private pay and managed care/insurance revenues to a new high of 70 percent in the fourth quarter. This compares to 68 percent a year ago and 69 percent last quarter. We continue to increase our Medicare revenues due to our focus on serving a greater number of post-hospital patients who require intensive rehabilitation and complex medical care to recover from surgery or a serious illness or injury and return to the community.

“Supporting the strength in our skilled nursing centers has been the ongoing significant growth of our hospice revenues, which increased 25 percent for the year and fueled the increase in the combined revenues for our hospice and home health care operations.”

Medicaid rate increases in 2004 were on target with company expectations and in the fourth quarter were up 5 percent year-over-year. Average Medicare rates also increased 5 percent compared with a year earlier, reflecting the fiscal 2005 rate increase and continuing mix shift to more complex patients. Labor rate increases remained steady throughout the year in the 4 to 5 percent range.

“We have put significant effort into managing our general and professional liability costs, which has helped to keep costs related to patient liability claims stable, ”Mr. Ormond said. “Following our semiannual actuarial review in the fourth quarter, it was determined that these efforts would enable us to once again lower our accrual rate, this time by about $1 million per quarter. There is still plenty of work to do in the tort reform arena in support of our internal efforts. President Bush has made national tort reform a high priority, and we will continue to support these efforts as well as initiatives in states key to our operations.”

In 2004, Manor Care generated operating cash flow of $330 million, a 10 percent increase over 2003. These funds enabled the company to:

•	Purchase $136 million of its shares outstanding.

•	Pay down $100 million of debt through a debt tender.

•	Pay out almost $50 million in dividends.

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• Invest $70 million in acquisitions and facility expansions.

During the year, Manor Care opened two new nursing centers, increased by eight its number of hospice and home health care operations, and completed seven nursing center expansions. Another new skilled nursing center is under construction, and 17 nursing center expansions are ongoing. In addition, in 2004 the company and its joint venture partners began converting a Manor Care Oklahoma skilled nursing center into a long-term acute care hospital (LTACH).

New accounting rules were adopted by the Emerging Issues Task Force of the Financial Accounting Standards Board during the fourth quarter that modified the required earnings per share calculations for issuers of contingent convertible notes. These rules require including the underlying shares of the company’s $100 million Convertible Senior Notes, due in 2023, in Manor Care’s earnings per share calculations. Without a change to these notes, this ruling would have increased the company’s number of diluted shares by 3.2 million beginning in the fourth quarter of 2004 and for prior periods since the issuance of the notes in April 2003. The company successfully completed an exchange offer with holders of approximately 93 percent of these notes, which reduced dilution to 400,000 shares in the 2004 fourth quarter. These noteholders agreed to exchange their notes for new notes which were substantially similar except that certain amounts payable by Manor Care upon any conversion or repurchase of the new notes are payable in cash rather than in common shares of the company.

“We have a company of dedicated employees who come to work each day to care for others. This dedication has been the primary driver behind our success and will provide the impetus for the coming year. Combining this commitment with an emphasis on improving occupancy, managing costs, leveraging our market presence and capabilities, and continuing to generate the cash to finance growth gives us optimism in facing up to any challenges that may surface in 2005,” Mr. Ormond said.

At 9:00 a.m. Eastern Time today, Manor Care will hold a conference call to discuss

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the company’s results and performance for the 2004 fourth quarter and year. The toll-free number for the call is 1-888-634-8435. Callers to this number will be able to listen to the company’s discussion and have the opportunity to ask questions. The call will also be webcast live in the Investor Information section of Manor Care’s website www.hcr-manorcare.com. For those unable to listen to the call live, a taped rebroadcast will be available beginning two hours after completion of the live call. To access the rebroadcast, dial 1-800-642-1687. The conference ID number is 3183807. This rebroadcast will be available until midnight, February 3. A recording of the call will also be available on Manor Care’s website for 90 days.

Manor Care, Inc., through its operating group HCR Manor Care, is the leading owner and operator of long-term care centers in the United States. The company’s nearly 60,000 employees provide high-quality care for patients and residents through a network of more than 500 skilled nursing centers, assisted living facilities, outpatient rehabilitation clinics, and hospice and home health care offices. Alliances and other ventures supply high-quality pharmaceutical products and management services for professional organizations. The company operates primarily under the respected Heartland, ManorCare and Arden Courts names. Manor Care is committed to being the preeminent care provider in the industry. Shares are traded on the New York Stock Exchange under the ticker symbol HCR.

Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of federal law. Such forward-looking statements reflect management’s beliefs and assumptions and are based on information currently available to management. The forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the company to differ materially from those expressed or implied in such statements. Such factors are identified in the public filings made by the company with the Securities and Exchange Commission and include changes in the health care industry because of political and economic

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influences, changes in regulations governing the industry, changes in reimbursement levels including those under the Medicare and Medicaid programs, changes in the competitive marketplace, and changes in current trends in the cost and volume of general and professional liability claims. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.

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Manor Care, Inc.
Consolidated Statements of Income (unaudited)

	Three months ended Dec. 31,		Year ended Dec. 31,
	2004	2003	2004	2003
		(In thousands, except per share amounts)
Revenues	$805,576	$787,056	$3,208,867	$3,029,441
Expenses
Operating	665,331	640,788	2,647,849	2,523,534
General and administrative	38,645	43,571	140,587	157,566
Depreciation and amortization	31,855	33,215	127,821	128,810

	735,831	717,574	2,916,257	2,809,910

Income before other income (expenses) and
income taxes	69,745	69,482	292,610	219,531
Other income (expenses):
Interest expense	(10,303)	(10,893)	(42,420)	(41,927)
Early extinguishment of debt	2		(11,160)
Gain (loss) on sale of assets	3,029	(107)	6,400	3,947
Equity in earnings of affiliated companies	1,313	2,006	6,975	7,236
Interest income and other	1,279	186	2,474	1,625

Total other expenses, net	(4,680)	(8,808)	(37,731)	(29,119)

Income before income taxes	65,065	60,674	254,879	190,412
Income taxes	17,143	22,753	86,657	71,405

Net income	$47,922	$37,921	$168,222	$119,007

Earnings per share:
Basic	$.56	$.43	$1.94	$1.33
Diluted	$.55	$.42	$1.90	$1.30
Weighted-average shares:
Basic	85,307	88,120	86,762	89,729
Diluted	87,250	90,284	88,725	91,313
Cash dividends declared per common share	$.14	$.125	$.56	$.25

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Manor Care, Inc.
Condensed Consolidated Balance Sheets (unaudited)

	December 31,	December 31,
	2004	2003
	(In thousands)
Cash	$32,915	$86,251
Other current assets	507,452	499,148
Property and equipment	1,495,152	1,514,250
Other	305,179	297,062

Total assets	$2,340,698	$2,396,711

Current liabilities	$402,254	$387,502
Long-term debt	555,275	659,181
Other long-term liabilities	399,010	374,923
Shareholders’ equity	984,159	975,105

Total liabilities and shareholders’ equity	$2,340,698	$2,396,711

Shares outstanding	85,990	89,014
YTD shares repurchased $135.6 million	4,171

Selected Statistics (unaudited)

	Quarter ended December 31,
	2004	2003
Occupancy	89%	89%
Revenue allocation:
Private and other	33%	34%
Medicare	37%	34%
Medicaid	30%	32%
Quality Mix	70%	68%
Per Diems:
Private and other (excluding assisted living)	$202.05	$190.87
Private and other (assisted living)	$114.89	$105.56
Medicare	$351.80	$333.57
Medicaid	$137.78	$131.12
Number of Facilities:
Skilled nursing facilities	279	293
Assisted living facilities:
Springhouses	11	16
Arden Courts	54	54

Total	65	70

Number of Beds:
Skilled nursing facilities	38,399	40,846
Assisted living facilities	5,074	5,459
Outpatient therapy clinics	89	92
Hospice and home health offices	97	89
Skilled nursing facility wage rate increases
third quarter 2004 to 2003	4%
Cash flow from operations (in millions):
Fourth Quarter	$49	$46
Year-to-date	$330	$300
Capital Expenditures (in millions):
Maintenance and renovations	$22	$20
New construction	$7	$8